Exhibit 3.63

                          ARTICLES OF ORGANIZATION
                            OF BATFISH AUTO LLC

         The undersigned, a natural person of at least 18 years of age, acting as organizer, hereby forms a limited liability company by virtue of the Colorado Limited Liability Company Act, Colo. Rev. Stat. 7-80-101, et. seq., as amended from time to time (the "Act") and adopts the following Articles of Organization for such limited liability company.

                                 ARTICLE I
                                    Name

         The name of the limited liability company is Batfish Auto LLC (the "Company").

                                 ARTICLE II
                        Principal Place of Business

         The principal place of business of the Company is 10030 East Arapahoe Road, Englewood, Colorado 80112.

                                ARTICLE III
                                  Duration

         The Company shall dissolve and terminate thirty (30) years from the date of filing these Articles of Organization with the Colorado Secretary of State, unless the limited liability company is sooner dissolved pursuant to the Act or the Operating Agreement of the Company as defined in Article IX below.

                                 ARTICLE IV
                              Registered Agent

         The registered agent of the Company in Colorado is Michael J. Sternick. The business address of the registered agent is 410 Seventeenth Street, 22nd Floor, Denver Colorado 80202-4437.

                                 ARTICLE V
                                  Purpose

         The Company is organized for any legal and lawful purpose pursuant to the Colorado Limited Liability Company Act.

                                 ARTICLE VI
                              Initial Manager

         The number of initial managers shall be one. The name and address of the initial manager is:


               Name                             Address

         John A. Elway, Jr.                 10030 East Arapahoe Road
                                            Englewood, Colorado  80112

The manager may be removed and replace by the Members, as provided in the Operating Agreement of the Company.

                                ARTICLE VII
                                  Members

         There will be at least two (2) members of the Company upon formation.

                                ARTICLE VIII
                         Right to Continue Business

         Upon the death, retirement, resignation, expulsion, bankruptcy, or dissolution of a member or the occurrence of any other event which may terminate the continued membership of a member ("Withdrawal Event") in the Company, the business of the Company may be continued so long as there are at least two (2) remaining members and all remaining members consent to the continuation of the business. The manag ers of the Company shall call a special meeting of members within ninety (90) days after the Withdrawal Event for purposes of determining whether the business should be continued. In the event the remaining members fail to agree to continue the business of the Company within ninety (90) days following the Withdrawal Event, the Company shall be dissolved and liquidated.

                                 ARTICLE IX
                            Operating Agreement

         The Operating Agreement of the Company shall be executed by each Member of the Company and shall set forth all provisions for the affairs of the Company and the conduct of business to the extent that such provisions are not inconsistent with law or these Articles.

                                 ARTICLE X
                    Liabilities of Members and Managers

         Members and managers of the Company are not liable under any judgment, decree or order of a court, or in any other manner, for any debt, obligation or liability of the Company.

                                 ARTICLE XI
                              Indemnification

         (a) As used in this Article:

                  (i) "expenses" includes reasonable attorneys' fees.

                  (ii) "liability" means the obligation to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expense incurred with respect to a proceeding.

                  (iii) "official capacity," when used with respect to the managers, means the officer of manager in the Company and, when used with respect to any other person, means the employment or agency relationship undertaken by the employee or agent on behalf of the Company. Official capacity does not include service for any other foreign or domestic limited liability company or for any corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan.

                  (iv) "party" includes an individual or entity who was, is, or is threat ened to be made a named defendant or respondent in a proceeding.

                  (v) "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether form or informal.

         (b) (i) Except as provided in Paragraph (iv) of this Subsection
(b), the Company may indemnify against liability incurred in any proceeding any manager made a party to the proceeding because of holding the position of manager if:

                           (A) Such manager's conduct was in good faith;
(B) such manager reasonably believed: (1) in the case of conduct in such manager's official capacity, that such conduct was in the Company's best interests; or (2) in all other cases, that such conduct was at least not opposed to the Company's best interests; and (C) in the case of any criminal proceeding, such manager had no reasonable cause to believe such conduct was unlawful.

                  (ii) The termination of any proceeding by judgment, order, settle ment, or conviction, or upon a plea of nolo contendere or its equivalent, is not of itself determinative that the manager did not meet the standard of conduct set forth in Paragraph (i) of this Subsection (b).

                  (iii) the Company may not indemnify a manager under this Subsec tion (b) either: (A) in connection with a proceeding by or in the right of the Company in which the manager was adjudged liable to the Company; or (B) in connection with any proceeding charging improper personal benefit to the manager, whether or not involving action in such manager's official capacity, in which such manager was adjudged liable on the basis that personal benefit was improperly received by such manager.

                  (iv) Indemnification permitted under this Subsection (b) in connec tion with a proceeding by or in the right of the Company is limited to reasonable expenses incurred in connection with the proceeding.

         (c) Unless limited by these Articles of Organization, the Company shall be required to indemnify a manager of the Company who was wholly successful, on the merits or otherwise, in defense of any proceeding to which such manager was a party, against reasonable expenses incurred by such manager in connection with the proceeding.

         (d) Unless limited by these Articles or Organization, a manager who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

                  (i) If it determines the manager is entitled to mandatory indemnifica tion under Subsection (c) of this Article, the court shall order indemnification, in which case the court shall also order the Company to pay the manager's reasonable expenses incurred to obtain court-ordered indemnification.

                  (ii) If it determines that the manager is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the manager met the standard of conduct set forth in Paragraph (i) of Subsection (b) of this Article or was adjudged liable in the circumstances described in Paragraph (iii) of Subsection (b) of this Article, the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in Paragraph (iii) of Subsection (b) of this Article is limited to reasonable expenses incurred.

         (e) (i) The Company may not indemnify a manager under Subsection
(b) of this Article unless authorized in the specific case after a determination has been made that indemnification of the manager is permissible in the circumstances because the manager has met the standard of conduct set forth in Paragraph (i) of said Subsection (b).

                  (ii) The determination required to be made by Paragraph
(i) of this Subsection (e) shall be made by the Members by a majority vote; except that such vote shall not include Members who are parties to the proceedings.

                  (iii) Authorization of indemnification and evaluation as to reason ableness of expenses shall be made in the same manner as the determination that indemnification is permissible.

         (f) (i) The Company may pay for or reimburse the reasonable expenses incurred by a manager who is a party to a proceeding in advance of the final disposi tion of the proceeding if: (A) the manager furnishes the Company a written affirma tion of such manager's good-faith belief that the manager has met the standard of conduct described in Subparagraph (1) of Paragraph (i) of Subsection (b) of this Article; (B) the manager furnishes the Company a written undertaking, executed by or on behalf of such manager, to repay the advance if it is determined that the manager did not meet such standard of conduct; and (C) a determination is made that the facts then known to those making the determination would not preclude indemni fication under this Subsection (f).

                  (ii) The undertaking required by Subparagraph (B) of Paragraph (i) of this Subsection (f) shall be an unlimited general obligation of the manager but need not be secured and may be accepted without reference to financial ability to make repayment.

                  (iii) Determinations and authorizations of payments under this Subsection (f) shall be made in the manner specified in Subsection (e) of this Article.

         (g) This Article shall not limit the Company's power to pay or reimburse expenses incurred by a manager in connection with such manager's appearance as a witness in a proceeding at a time when the manager has not been made a named defendant or respondent in the proceeding.

         (h) The Company may indemnify and advance expenses to an employee or agent of the Company who is not a manager to the same or to a greater extent as the Company may indemnify and advance expense to a manager; and

         (i) The Company may purchase and maintain insurance on behalf of a person who is or was a manager, employee, fiduciary, or agent of the Company or who, while a manager, employee, fiduciary, or agent of the Company, is or was serving at the request of the Company as manager, officer, partner, trustee, employee, fiduciary, or agent of any other foreign or domestic limited liability company or any corpora tion, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against or incurred by such person in any such capacity or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of this Article. Any such insurance may be procured from any insurance company designated by the Members of the Company, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere.

         (j) Any indemnification of or advance of expenses to a manger in accordance with this Article, if arising out of a proceeding by or on behalf of the Company, shall be reported in writing to the Members with or before the notice of the next Members' meeting.

         (k) Any indemnification set forth in this Article shall in no event cause the Members to incur any liability, or result in any liability of the Members to any third party, beyond those liabilities specifically enumerated in these Articles of organiza tion, the Act or the Operating Agreement.